Exhibit 10.10

AltEnergy Acquisition Corp.

137 Rowayton Avenue

Rowayton, Connecticut 06853

April l2, 2021

Jonathan R. Darnell

450 E. 63rd Street, Apt 3E

New York, NY 10065

Re:     Independent Consulting Services

Dear Jon,

This letter will confirm that AltEnergy Acquisition Corp. (the “Company”) has retained you, Jonathan R. Darnell, (“you”) to provide independent consulting services. Set forth below are the terms of this independent consulting arrangement (“Agreement”). We ask that you countersign this letter below to evidence your agreement to such terms.

1. Services. The Company has retained you to provide services customary of a Chief Financial Officer which include: overseeing the Company ‘s financial performance, preparing financial statements, forecasts and required audits and consulting with the Board of Directors and officers of the Company regarding the Company ‘ s financial performance (the “Services”).

2. Compensation. In consideration of the full and faithful performance of the Services, the Company shall pay you as follows:

(a) A consulting fee at the monthly rate of Fifteen Thousand Six Hundred and 00/100 Dollars ($15,600.00), which shall be paid monthly throughout the Term (as defined herein) (the “Consulting Fee”). In connection with payment of the Consulting Fee, you shall submit an invoice to the Company on the last day of each calendar month throughout the Term providing a brief description of the services provided in the respective month.

(b) A fee of One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) which shall be paid out upon the completion of a “ Business Combination” . For purposes of this Agreement a “ Business Combination” shall mean the closing date of a merger between the Company and another business entity provided such merger occurs after the initial registered public offering ofthe Company’ s stock.

3. Term. You shall provide the Services from February I, 2021 (the “ Effective Date”) through the Business Combination unless this Agreement is terminated earlier as provided herein (the “Term”). The Company may terminate this Agreement, without notice, prior to the Business Combination upon: (a) a material breach of the Agreement by you; (b) a conviction of you for a criminal offense involving, but not limited to, fraud , dishonesty, gross misfeasance, moral turpitude or a felony; (c) the cancelation of the Initial Public Offering ofthe Company; or (d) the cessation of business of the Company. The Company may also terminate this Agreement for any reason or no reason with 180 days ‘ notice to you and you may terminate this Agreement for any reason or no reason with 60 days’ notice to the Company. Upon termination of this Agreement, all of the Company’s obligations to you shall immediately cease, except for its obligation to pay you the portion of the Consulting Fee earned up to the date of such termination.

4. Independent Contractor.

(a) You are an independent contractor and not an employee of the Company. You acknowledge and agree that: (i) you have the right to control and direct the means and methods of performing the Services; (ii) you receive compensation from the Company only as set forth in this Agreement, and you do not participate in any other benefits offered, or sponsored, by the Company; (iii) you are responsible for paying all of your expenses except as otherwise set forth in this Agreement; (iv) you provide all materials necessary for the provision of the Services; (v) you maintain a place of business at a location other than the premises of the Company; (vi) you render services to persons other than the Company; and (vii) you do not require any training from the Company and you have the professional skills necessary to perform the Services.

(b) You shall not have authority to enter into contracts that bind the Company or to create obligations on part of the Company without the prior written consent of the Company, which may be withheld in the Company’ s sole and absolute discretion.

(c) The Company shall have the right to use “ Work Product” (as defined herein) produced for or delivered to the Company by you in records, reports, products and other means, for all reasonable purposes. For purposes of this Agreement the term “ Work Product” means data and information that are generated and produced by you in the performance of the Services.

(d) You shall have full responsibility and liability for any and all applicable federal, state and local taxes resulting from or in connection with the Services and this Agreement, including, without limitation, any and all applicable withholding taxes for all compensation paid to you pursuant to this Agreement.

(e) You shall indemnity and hold harmless the Company, as well as the Company’s officers, directors, managers, employees, owners, agents and attorneys, from and against any and all claims, losses, expenses, costs, suits, injuries, complaints, causes of action and liabilities of any nature or kind whatsoever, including reasonable attorneys’ fees and costs arising from or in connection with the performance of the Services, any assessment of, claims or penalties with respect to the withholding taxes or labor or employment requirements, including but not limited to any liability for, or assessment of, withholding taxes imposed on the Company by the relevant taxing authorities with respect to any compensation paid to you or your agents or employees under this Agreement, insurance coverage requirements, or immigration related requirements.

5. No Conflict of Interest. During the Term, you will not accept work, enter into a contract or accept an obligation from any third-party, inconsistent or incompatible with your performance of the Services.

6. Miscellaneous.

(a) This Agreement contains the entire agreement between you and the Company (the “parties”) relating to the subject matter hereof. All prior negotiations between the parties are merged into this Agreement, and there are no independent promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, by or between the parties. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties. No waiver by any party of any term or condition of this Agreement shall be binding unless the same shall be set forth in a writing signed by the parties expressly referencing this section.

(b) You agree that you shall not assign this Agreement, or any of the rights, duties or obligations hereunder, without the express written consent of the Company, which may be withheld in the Company’s sole and absolute discretion.

(c) This Agreement shall be construed and enforced exclusively in accordance with the laws of the State of New York without giving effect to any choice or conflict of law rules to the contrary, except that there shall be no presumption against the draftsman in the interpretation of this Agreement by any court.

(d) This Agreement may be executed in counterparts and by each party hereto on a separate counterpart, all of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

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Please confirm your acceptance of the Agreement by signing below, and then return the executed Agreement to the Company.

Sincerely, /s/ Russell M. Stidolph Russell M. Stidolph Chief Executive Officer

AGREED:

/s/ Jonathan Darnell
Jonathan R. Darnell

Date: April l2, 2021